Exhibit 10.5
EXECUTION COPY
GUARANTEE
8 SEPTEMBER 2009
by
FIRST SOLAR HOLDINGS GMBH
FIRST SOLAR GMBH
FIRST SOLAR MANUFACTURING GMBH
as German Guarantors
in favour of
JPMORGAN CHASE BANK, N.A.
as Administrative Agent
and
OTHER SECURED PARTIES
Allen & Overy LLP

Schedule

1.	Additional German Guarantor Accession Agreement	15

Signatories		16

THIS GUARANTEE (the Guarantee) is made on 8 September 2009

BY:

(1)	FIRST SOLAR MANUFACTURING GMBH a limited liability company (Gesellschaft mit beschränkter Haftung) organised under the laws of the Federal Republic of Germany, registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Frankfurt (Oder), Germany, under registration number HRB 11116 as assignor

(First Solar Manufacturing GmbH);

(2)	FIRST SOLAR HOLDINGS GMBH, a limited liability company (Gesellschaft mit beschränkter Haftung) organised under the laws of the Federal Republic of Germany, registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Mainz, Germany, under registration number HRB 40090,

(First Solar Holdings GmbH); and

(3)	FIRST SOLAR GMBH, a limited liability company (Gesellschaft mit beschränkter Haftung) organised under the laws of the Federal Republic of Germany, registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Mainz, Germany, under registration number HRB 8855,

(First Solar GmbH),

in favour of:

(1)	JPMORGAN CHASE BANK, N.A., , a banking association organised under the laws of the United States with its main office at 1111 Polaris Parkway, Columbus, Ohio 43240, U.S.A. acting through its London Branch, at 125 London Wall, London EC2Y 5AJ as assignee and administrative agent and trustee for the other Secured Parties (as defined below) (the Administrative Agent);

and

(2)	the other SECURED PARTIES (as defined below).

First Solar Manufacturing GmbH, First Solar Holdings GmbH and First Solar GmbH are hereinafter individually referred to as an Original German Guarantor and collectively referred to as the Original German Guarantors.

The German Guarantors (as defined below), the Administrative Agent and the other Secured Parties (as defined below) are hereinafter collectively referred to as the Parties.

WHEREAS:

(A)	First Solar Inc. as company (the Company) and, amongst others, First Solar Manufacturing GmbH as borrower entered into a New York law governed US$300,000,000 credit agreement dated 4 September 2009 (the Credit Agreement) with the Administrative Agent and certain credit institutions as original lenders together with each new lender supplement, and assignment and assumption agreement relating thereto and any and each other agreement or instrument amending, modifying, extending, restating or supplementing it from time to time and providing for up to US$100,000,000 additional Incremental Facilities (as defined below).

(B)	The Company entered into a New York law governed guarantee and collateral agreement in favour of, amongst others, the Administrative Agent dated 4 September 2009 (the Guarantee and Collateral Agreement) pursuant to which, inter alia, certain subsidiaries of the Company guaranteed prompt and complete payment of the Company’s obligations under, inter alia, the Credit Agreement.

(C)	It is a condition to the Lenders (as defined in the Credit Agreement) making the credit facilities available to the Borrowers (as defined in the Credit Agreement) that the German Guarantors enter into this Guarantee.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

Additional German Guarantor shall have the meaning ascribed to that term in Clause 8 (Additional German Guarantors) below.

Affiliate shall have the meaning ascribed to that term in the Credit Agreement.

Agent means:
(a)	the Syndication Agent;

(b)	the Documentation Agent; and

(c)	the Administrative Agent.
Borrower shall have the meaning ascribed to that term in the Credit Agreement.

Borrowing Subsidiaries Obligations shall have the meaning ascribed to that term in the Guarantee and Collateral Agreement.

Borrowing Subsidiary shall have the meaning ascribed to that term in the Credit Agreement.

Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in Frankfurt am Main, Germany.

Company Obligation shall have the meaning ascribed to that term in the Guarantee and Collateral Agreement.

Documentation Agent means The Royal Bank of Scotland plc.

German Borrower means First Solar Manufacturing GmbH or any other person or entity that is organised under the laws of the Federal Republic of Germany that becomes a Borrowing Subsidiary under or in connection with the Credit Agreement.

German Guarantor means any Original German Guarantor and any Additional German Guarantor.

German Obligor means the German Borrower or any German Guarantor.

German Subsidiary Obligations means the collective reference to the unpaid principal of and interest on the Loans and Reimbursement Obligations and all other obligations and liabilities of the German Borrower,
(a)	including, without limitation any obligation or liability of the German Borrower for any damage claim or claims resulting from unjust enrichment (or any equivalent in any jurisdiction) in connection with any cost, loss or liability incurred by any of the Secured Parties, if any of such obligations or liabilities of the German Borrower under or in connection with the Credit Agreement and/or any other Loan Document becomes unenforceable, invalid or illegal; and further

(b)	including, without limitation, interest accruing at the then applicable rate provided in the Credit Agreement after the maturity of the Loans and Reimbursement Obligations and interest accruing at the then applicable rate provided in the Credit Agreement after the filing of any petition for commencement of insolvency proceedings, or the commencement of any insolvency, reorganization or like proceeding, relating to the German Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), to the Administrative Agent or any Lender (or, in the case of any Specified Swap Agreement, any Affiliate of any Lender) or any other Secured Party, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, this Guarantee, the other Loan Documents, any Letter of Credit, any Specified Swap Agreement or any other document made, delivered or given in connection with any of the foregoing, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or to the Lenders that are required to be paid by the German Borrower pursuant to the terms of any of the foregoing agreements).

Guarantor Obligation shall have the meaning ascribed to that term in the Guarantee and Collateral Agreement.

Incremental Facility means an incremental facility provided or to be provided by a Lender subject to and under the terms of the Credit Agreement in an aggregate amount of up to US$100,000,000.

Lender shall have the meaning ascribed to that term in the Credit Agreement.

Letter of Credit shall have the meaning ascribed to that term in the Credit Agreement.

Loan shall have the meaning ascribed to that term in the Credit Agreement, including (without limitation) any Incremental Facility.

Loan Document shall have the meaning ascribed to that term in the Credit Agreement.

Loan Party shall have the meaning ascribed to that term in the Credit Agreement.

Material Adverse Effect shall have the meaning ascribed to that term in the Credit Agreement.

Person means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, any governmental authority or other entity of whatever nature.

Reimbursement Obligation shall have the meaning ascribed to that term in the Credit Agreement.

Secured Party means an Agent, the Lenders, any Affiliate of a Lender and the Issuing Lender and any Swap Counterparty to which Company Obligations, Borrowing Subsidiaries Obligations or Guarantor Obligations are owed.

Specified Swap Agreement shall have the meaning ascribed to that term in the Credit Agreement.

Subsidiary means as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. And unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

Swap Counterparty means any party to a Specified Swap Agreement.

Syndication Agent means Credit Suisse, Cayman Islands Branch.

1.2	Interpretation
(a)	Where the context so admits, the singular includes the plural and vice versa.

(b)	The headings in this Guarantee are for convenience only and are to be ignored in construing this Guarantee.

(c)	Any reference in this Guarantee to a defined document is a reference to that defined document as amended, varied, novated or supplemented from time to time.

(d)	Any reference to a Party or other person (including any Guarantor or Borrower or the German Borrower or any Loan Party and any Secured Party) includes its respective successor(s) in law (including any universal successor (Gesamtrechtsnachfolger) of that person by way of merger (Verschmelzung), any other reorganisation contemplated in the German Transformation Act (Umwandlungsgesetz) or otherwise) and any assign(s) and transferee(s) of that person and, to the extent legally possible, any legal provision to the contrary is waived.

(e)	Unless otherwise defined herein or unless the context otherwise requires, terms defined or referred to in the Credit Agreement and/or the Guarantee and Collateral Agreement shall have the same meaning when used herein. In case of any discrepancy, the Credit Agreement shall prevail.
2.	GUARANTEE (GARANTIE)

Each German Guarantor irrevocably and unconditionally jointly and severally (gesamtschuldnerisch) guarantees (garantiert) by way of an independent payment obligation (selbständiges Zahlungsversprechen) to each Secured Party to pay to that Secured Party within 5 (five) Business Days of receipt by it of a written demand by a Secured Party (or the Administrative Agent on its behalf) the amount of principal, interest, costs, expenses or other amounts demanded in such demand letter, which shall state that the sum demanded by such Secured Party under or in connection with any German Subsidiary Obligation has not been fully and irrevocably paid by a German Borrower.

3.	PROTECTIVE PROVISIONS

3.1	Continuing and independent guarantee

This guarantee is independent and separate from the obligations of any Borrower and is a continuing guarantee which will extend and include any and all sums owing by any German Borrower under the Loan Documents, regardless of any intermediate payment or discharge in whole or in part.

The guarantee shall extend to any additional obligations of a German Borrower resulting from any amendment, novation, supplement, extension, restatement or replacement of any Loan Document, including without limitation any extension of or increase in any facility or interest or the addition of any new facility under any Loan Document.

3.2	Reinstatement

If any payment made to or any discharge given by any German Obligor made to a Secured Party (whether in respect of the obligations of a Loan Party or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:
(a)	the liability of each German Obligor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

(b)	each Secured Party shall be entitled to recover the value or amount of that security or payment from each German Obligor, as if the payment, discharge, avoidance or reduction had not occurred.
3.3	No defences
(a)	The obligations of each German Guarantor under Clause 2 will not be affected by an act, omission, matter or thing which relates to the principal obligation (or purported obligation) of any German Borrower and which would reduce, release or prejudice any of its obligations under this Clause 2, including without limitation any personal defences of any German Borrower (Einreden des Hauptschuldners) or any right of revocation (Anfechtung) or set-off (Aufrechnung) of any German Borrower. Set-off may, however, affect the obligations of a German Guarantor, if such relevant German Guarantor is in the position to discharge its obligations under this Guarantee by way of set-off with claims which are undisputed (unbestritten) by the Secured Parties or which have been the subject of a final court judgment (rechtskräftig) vis-à-vis the Secured Parties.

(b)	The obligations of each German Guarantor under this Clause 2 are independent from any other security or guarantee which may have been or will be given to the Secured Parties. In particular, the obligations of each German Guarantor under this Clause 2 will not be affected by any of the following:
(i)	a release or any deferral (Stundung), waiver or consent granted to any other Loan Party from or in respect of its obligations under or in connection with any Loan Document, unless the relevant amount requested from a German Guarantor under this Guarantee relates to an amount owed by the German Borrower for which such release, deferral, waiver or consent has been granted, made or given.;

(ii)	the taking, variation, compromise, exchange, renewal or release of or refusal or neglect to perfect, take up or enforce any rights against or security over assets of,

any Loan Party or any other person or any failure to realise the full value of any security;

(iii)	any incapacity or lack of power, authority or legal personality, dissolution or a deterioration of the financial condition of any other Loan Party; or

(iv)	any unenforceability, illegality or invalidity of any obligation of any other Loan Party under any Loan Document.
For the avoidance of doubt this guarantee does not constitute a guarantee upon first demand (Garantie auf erstes Anfordern) and nothing in this Clause 2 shall preclude any defences that any German Guarantor (in its capacity as guarantor only) may have against a Secured Party that the guarantee does not constitute its legal, valid, binding or enforceable obligations.

3.4	Immediate recourse

No Secured Party will be required to proceed against or enforce any other rights or security or claim payment from any person before claiming from that German Guarantor under Clause 2. This applies irrespective of any provision of a Loan Document to the contrary.

3.5	Appropriations

Until all amounts which may be or become payable by the German Obligors under or in connection with the Loan Documents have been irrevocably paid in full, each Secured Party may:
(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Secured Party in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no German Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any German Guarantor or on account of any German Guarantor’s liability under Clause 2.
3.6	Deferral of German Guarantors’ rights

Until all amounts which may be or become payable by the German Obligors under or in connection with the Loan Documents have been irrevocably paid in full, unless the Administrative Agent otherwise directs, no German Guarantor will — unless permitted under the Credit Agreement or any other Loan Document — exercise any rights which it may have by reason of performance by it of its obligations under the Loan Documents:
(a)	to be indemnified by a Loan Party;

(b)	to claim any contribution from any other guarantor of any Loan Party’s obligations under the Loan Documents; and/or

(c)	to take the benefit (in whole or in part and whether by way of legal subrogation or otherwise) of any rights of the Secured Parties under the Loan Documents or of any other guarantee or security taken pursuant to, or in connection with, the Loan Documents by any German Obligor.
Unless the Administrative Agent otherwise directs, if a German Guarantor receives any benefit, payment or distribution in relation to such rights other than in accordance with the Credit Agreement or any other Loan Document, it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Secured Parties by a German Borrower under or in connection with the Loan Documents to be repaid in full on trust for the Secured Parties and shall promptly pay or transfer the same to the Administrative Agent or as the Administrative Agent may direct for application in accordance with the terms of this Guarantee and the Credit Agreement.

3.7	Additional security

This Guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Secured Party.

4.	REPRESENTATIONS AND WARRANTIES

The representations and warranties set out in this Clause are made by each German Guarantor to the Secured Parties at the date hereof.

4.1	Status

It is a limited liability company, duly incorporated and validly existing under the laws of the Federal Republic of Germany.

4.2	Powers and authority

It has the power to enter into and perform, and has taken all necessary action to authorise the entry into and delivery of this Guarantee.

4.3	Non-conflict

The entry into and performance by it of this Guarantee do not conflict with:
(a)	any law or regulation applicable to it;

(b)	its constitutional documents; or

(c)	any document which is binding upon it,
provided that the relevant conflict is reasonably likely to have a Material Adverse Effect.

5.	PAYMENTS

All payments by a German Guarantor under this Guarantee must be made without set-off (other than in case of claims of such German Guarantor which are undisputed (unbestritten) or which have been the subject of a final court judgment (rechtskräftig) or counterclaim and without any deduction or withholding, unless the deduction or withholding is required by law. If any deduction or withholding is required to be made, the amount of the payment due from a German Guarantor will be increased to an amount which (after making the deduction or withholding) leaves an amount equal to the payment which would have been due if no deduction or withholding had been required.

6.	COSTS

Each German Guarantor must pay on demand:

(a)	all costs, charges, fees and expenses (including legal fees of one counsel per jurisdiction) reasonably incurred by the Administrative Agent and any other Secured Party in connection with the preparation, negotiation, execution, amendment, enforcement of or the preservation of any rights under, this Guarantee;

(b)	any stamp duties or other taxes in connection with this Guarantee; and

(c)	any losses reasonably incurred by any of the Secured Parties flowing from any judgement or claim being payable in a different currency from that agreed under this Guarantee.
7.	LIMITATION ON ENFORCEMENT

For the purpose of this Clause 7 (Limitation on Enforcement):

Up-Stream and/or Cross-Stream German Guarantee means in relation to a German Guarantor any guarantee and/or indemnity granted under this Guarantee directly or indirectly securing the obligations or liabilities of any member of the Relevant Group that is not a direct or indirect Relevant Subsidiary of such German Guarantor.

Relevant Group refers to a German Guarantor and any affiliated company (verbundenes Unternehmen) of such German Guarantor within the meaning of §§ 15 et. seq. of the German Stock Corporation Act (Aktiengesetz).

Relevant Subsidiary means an entity of which a person owns directly or indirectly more than 50 percent (50%) of the voting capital or similar right of ownership.

7.1	Each of the Administrative Agent and the other Secured Parties agrees not to enforce the guarantee and/or any indemnity granted under this Guarantee against any Guarantor incorporated in Germany (each, a German Guarantor) irrespective of whether the relevant German Guarantor is at the time of enforcement incorporated as
•	a limited liability company (Gesellschaft mit beschränkter Haftung) (a German GmbH Guarantor), or

•	a limited partnership (Kommanditgesellschaft) of which the general partner (Komplementär) is a limited liability company (a German GmbH & Co. KG Guarantor), if and to the extent the guarantee and/or any indemnity granted under this Guarantee is an Up-Stream and/or Cross-Stream German Guarantee in relation to such German Guarantor, and (ii) if and to the extent the enforcement of such Up-Stream and/or Cross-Stream German Guarantee would cause or constitute
(a)	the German GmbH Guarantor’s, or in the case of the German GmbH & Co. KG Guarantor its general partner’s, net assets (the calculation of which shall take into account the captions reflected in § 266 (2) A, B and C of the German Commercial Code (Handelsgesetzbuch)) less the German GmbH Guarantor’s, or in case of a German GmbH & Co. KG Guarantor its general partner’s, liabilities, provisions and liability reserves (the calculation of which shall take into account the captions reflected in § 266 (3) B, C and D of the German Commercial Code) (the Net Assets) to be less than the registered share capital (Stammkapital) of the German GmbH Guarantor, or in the case of a German GmbH & Co. KG Guarantor of the registered share capital of its general partner (Begründung einer Unterbilanz); or

(b)	an increase of a shortfall, if the Net Assets of the German GmbH Guarantor, or in the case of a German GmbH & Co. KG Guarantor, of its general partner, already fall short of the amount of the registered share capital (Vertiefung einer Unterbilanz); and/or

(c)	an payment within the meaning of § 64 sentence 3 of the German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung).
7.2	For the purposes of the calculation of the Net Assets in Clause 7.1 above the following items shall be adjusted as follows:
(a)	the amount of an increase in the registered share capital of the German GmbH Guarantor, or in the case of a German GmbH & Co. KG Guarantor of its general partner,
(i)	that has been effected out of retained earnings (Kapitalerhöhung aus Gesellschaftsmitteln) without the prior written consent of the Administrative Agent after the date of this Agreement; or

(ii)	any amount of an increase in the registered share capital if and to the extent that it has not been fully paid in, shall be deducted from the registered share capital;

(b)	any loans and other contractual liabilities incurred by the German GmbH Guarantor, or in the case of a German GmbH & Co. KG, its general partner in violation of the Credit Agreement after the date of this Agreement shall be disregarded as liabilities;

and

(c)	the Net Assets shall take into account reasonable costs of the Auditor’s Determination (as defined below), either as a reduction of assets or an increase of liabilities.
7.3	Any German Guarantor, and in case of a German GmbH & Co. KG Guarantor its general partner, shall realise, to the extent legally permitted and commercially justifiable, in a situation where after enforcement of the guarantee the German GmbH Guarantor, or in the case of a German GmbH & Co. KG Guarantor its general partner, would not have Net Assets in excess of its respective registered share capital, any and all of its assets, and in case of a German GmbH & Co. KG Guarantor its general partner’s assets, that are shown in the respective balance sheet with a book value (Buchwert) that is significantly lower than the market value of the asset if such asset is not necessary for the relevant German Guarantor’s, and in case of a German GmbH & Co. KG Guarantor its general partner’s, business (betriebsnotwendig).

7.4	Subject to Clause 7.1, after the receipt of a written demand by the Administrative Agent and/or any other Secured Party to make a payment under any guarantee granted under this Guarantee (the Enforcement Notice), a copy of the relevant determination shall be drawn up in good faith (applying the due care of an ordinary businessman (Sorgfalt eines ordentlichen Geschäftsmannes)) and made available to the Administrative Agent by the relevant German Guarantor (the Management Determination) within 10 (ten) Business Days of the German Guarantor’s receipt of the Enforcement Notice stating
(a)	if and to what extent the guarantee granted hereunder is an Up-Stream and/or Cross-Stream German Guarantee;

(b)	which amount of such Up-Stream and/or Cross-Stream German Guarantee can be enforced without causing the Net Assets of the relevant German Guarantor, or, where the guarantor is a German GmbH & Co KG Guarantor, its general partner, to fall (or to fall further) below its respective registered share capital (taking into account the adjustments set out in Clauses 7.2 above and the value realisation pursuant to Clause 7.3 above), and

(c)	which amount of such Up-Stream and/or Cross-Stream German Guarantee can be enforced without constituting an payment within the meaning of § 64 sentence 3 of the German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung),
(such amount calculated according to (b) — (c), the Recovery Amount). Subject to Clause 7.6 below, the Secured Parties shall only be entitled to enforce the amount of any Up-Stream and/or Cross-Stream German Guarantee up to the Recovery Amount.

7.5	Following the Administrative Agent’s receipt of a Management Determination, the relevant German Guarantor shall provide within 15 (fifteen) Business Days a determination by auditors of international standing and reputation appointed by the relevant German Guarantor or, in the case of a GmbH & Co. KG, its general partner (the Auditor’s Determination) of (i) the Recovery Amount (such determination to take into account the adjustments set out in Clauses 7.2 and the value realisation pursuant to Clause 7.3 above) and (ii) an estimate of the liabilities, damages, costs, fees and expenses reasonably expected to result from a liquidation of the relevant German Guarantor, and such German Guarantor shall, not later than 10 (ten) Business Days after receipt by it of such Auditor’s Determination, pay to the relevant Secured Parties the additional amount (if any) by which the Recovery Amount determined in the Auditor’s Determination exceeds the amount (if any) paid to any of the Secured Parties pursuant to Clause 7.4 above, and the Secured Parties shall repay any enforcement amount received in excess of the Recovery Amount determined in the Auditor’s Determination (if any) to the respective German Guarantor or, in the case of a German GmbH & Co. KG Guarantor, its general partner.

7.6	If (i) the Administrative Agent disagrees with the Auditor’s Determination or (ii) the relevant German Guarantor (or in the case of a German GmbH & Co KG Guarantor, its general partner) fails to deliver an Management Determination within 10 (ten) Business Days of the German Guarantor’s receipt of the Enforcement Notice or (iii) an Auditor’s Determination within 15 (fifteen) Business Days following the Administrative Agent’s receipt of a Management Determination, the Secured Parties shall be entitled to further pursue in court their payment claims under this Guarantee granted by the respective German Guarantor in excess of the amounts paid or payable pursuant to Clauses 7.4 and 7.5 above, by claiming in court that demanding payment under the German Guarantee against the relevant German Guarantor does not violate §§ 30, 31 of the German Limited Liability Companies Act and would not constituting an payment within the meaning of § 64 sentence 3 of the German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung) (taking into account the calculation of the Net Assets as set out in Clause 7.1 and the adjustments as set out in Clause 7.2 and the value realisation pursuant to Clause 7.3 above). Notwithstanding the foregoing, and for the avoidance of doubt, no German Guarantor shall be obliged to pay any such amount on demand.

7.7	The limitations set out in Clause 7.1 (a) and (b) and in Clause 7.4 (b) shall not apply if and to the extent the relevant German Guarantor guarantees any amounts borrowed under the Credit Agreement which are lent or on-lent to such German Guarantor or any of its direct or indirect owned Relevant Subsidiaries from time to time and have not been repaid.

7.8	The limitations provided for in Clause 7.1 (a) and (b) and in Clause 7.4 (b) shall not apply so long as:
(a)	the affected German Guarantor (or, in the case of a GmbH & Co. KG, its general partner) is a party to a profit and loss sharing agreement (Gewinnabführungsvertrag) and/or a domination agreement (Beherrschungsvertrag) where such German Guarantor (or, in the case of a GmbH & Co. KG, its general partner) is the dominated entity (beherrschtes Unternehmen) and/or the entity being obliged to share its profits with the other party of such profit and loss sharing agreement; it being understood that in such case the Secured Parties shall only be entitled to enforce the amount of any Up-Stream German Guarantee and/or Cross-Stream German Guarantee if and to the extent that it may reasonably be expected (applying the due care of an ordinary businessman (Sorgfalt eines ordentlichen Geschäftsmannes)) that such German Guarantor (or, where the guarantor is a German GmbH & Co KG Guarantor, its general partner) is able to recover the annual loss (Jahresfehlbetrag) which the dominating entity is obliged to pay pursuant to § 302 of the German Stock Corporation Act (Aktiengesetz). For the purpose of the determination of the amount to be recovered under this Clause 7.8, the provisions set forth under Clauses 7.4, 7.5 and 7.6 above shall apply mutatis mutandis; and/or

(b)	the relevant German Guarantor’s guarantee granted under this Guarantee being covered by a valuable consideration or recourse claim (vollwertiger Gegenleistungs- oder Rückgewähranspruch) within the meaning of § 30 (1) Sentence 2 of the German Limited Liability Companies Act; and/or

(c)	the relevant German Guarantor’s payment under this Guarantee discharges a shareholder loan or a claim of similar effect within the meaning of § 30 (1) Sentence 3 of the German Limited Liability Companies Act.
7.9	For the avoidance of doubt, any balance sheet to be prepared for the determination of the Net Assets shall be prepared in accordance with relevant accounting principles.

7.10	Nothing in this Clause 7 (Limitation on Enforcement) shall be interpreted as a restriction or limitation of the enforcement of the guarantee and/or any indemnity granted under this Guarantee if and to the extent the guarantee and/or any indemnity granted under this Guarantee secures own obligations of the relevant German Guarantor or obligations of any of its direct or indirect Relevant Subsidiaries.

8.	ADDITIONAL GERMAN GUARANTORS

Each Subsidiary of the Company incorporated in the Federal Republic of Germany that is pursuant to Section 6.9 of the Credit Agreement required to provide for a guarantee in connection with the Loan Documents (an Additional German Guarantor), then such Additional German Guarantor shall execute and deliver an accession agreement substantially in the form of Schedule 1 (the Additional German Guarantor’s Accession Agreement) hereto. The Administrative Agent shall execute the Additional German Guarantor’s Accession Agreement for itself and on behalf of the other Secured Parties. Each of the Security Grantors herewith irrevocably consents to any New Additional German Guarantor’s Accession Agreement entered into in accordance with this Guarantee.

9.	MISCELLANEOUS
(a)	Any determination made by the Administrative Agent, in each case in their reasonable discretion, of an amount under this Guarantee is, in the absence of fraud and manifest error, conclusive evidence of the matter to which it relates.

(b)	The Administrative Agent or any other Secured Party may set off any matured obligation owed by a German Guarantor under this Guarantee against any satisfiable (erfüllbare) obligation with the meaning of § 387 of the German Civil Code (Bürgerliches Gesetzbuch) (whether or not matured) owed by that Secured Party to such German Guarantor.

(c)	The rights of the Administrative Agent or any other Secured Party under this Guarantee:
(i)	may be exercised as often as necessary;

(ii)	are cumulative and not exclusive of its rights under the general law; and

(iii)	may be waived only in writing and specifically.
Delay in exercising or non-exercise of any right is not a waiver of that right.
10.	NOTICES

10.1	In writing

Any communication in connection with this Guarantee must be in writing and, unless otherwise stated, may be given in person, by post or by fax. Unless it is agreed to the contrary, any consent or agreement required under this Guarantee must be given in writing.

10.2	Addresses
(a)	The contact details of the German Guarantors are:

First Solar Holdings GmbH

Rheinstr. 4B 55116 Mainz

Attn.:	Anja Lange
David Brady

Fax:	+49(0)6131-1443-500
+1-602-414-9462

Email:	alange@firstsolar.com
dbrady@firstsolar.com

First Solar GmbH
Rheinstr. 4B
55116 Mainz

Germany

Attn.:	Anja Lange
David Brady

Fax:	+49(0)6131-1443-500
+1-602-414-9462

Email:	alange@firstsolar.com
dbrady@firstsolar.com

First Solar Manufacturing GmbH

Marie-Curie-Str. 3
15236 Frankfurt (Oder)

GermanyGermany

Attn.:	Anja Lange
David Brady

Fax:	+49(0)6131-1443-500
+1-602-414-9462

Email:	alange@firstsolar.com
dbrady@firstsolar.com
(b)	The contact details of the Administrative Agent and the other Secured Parties are:

To the Administrative Agent:	JPMorgan Chase Bank, N.A.
10 South Dearborn, 7th Floor
Chicago, IL 60603

Attention: Creston Wren
Telecopy: 001 (312) 385-7097
Telephone: 001 (312) 385-7016

With a copy to	JPMorgan Chase Bank, N.A.
125 London Wall
London
EC2Y 5AJ

Attention: Lucy Chick
Telecopy: +44(0)20 7325 6835
Telephone: +44(0)20 7325 6926

With a copy to	JPMorgan Chase Bank, N.A.
201 North Central Avenue, Floor 21Phoenix, AZ 85004

Attention: Mark Chambers
Telecopy: 001 (602) 221-1502
Telephone: 001 (602) 221-2290
(c)	When a Party nominates a particular department or officer to receive a notice, a notice will not be effective if it fails to specify that department or officer.
10.3	Effectiveness
(a)	Except as provided below, any notice in connection with this Guarantee will be deemed to be given as follows:
(i)	if delivered in person, at the time of the delivery;

(ii)	if posted, five Business Days after being deposited in the post, postage prepaid, in a correctly addressed envelope; and

(iii)	if by fax, when received in legible form.
(b)	A communication given under paragraph (a) above but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.
10.4	Invalidity
If any provision of this Guarantee or part thereof should be or become invalid or unenforceable, this shall not affect the validity of the remaining provisions hereof. The invalid or unenforceable provision shall be replaced by that provision which best meets the intent of the replaced provision. This shall apply analogously with respect to anything which is accidentally not regulated in this Guarantee (Vertragslücke). § 139 of the German Civil Code (Bürgerliches Gesetzbuch) shall be waived hereby.
10.5	Amendments

Changes to and amendments of this Agreement, including this Clause 9.5, must be made in writing.

11.	APPLICABLE LAW; JURISDICTION

11.1	Governing Law

This Guarantee and any non-contractual obligations arising out of or in connection with this Guarantee shall be governed by and construed in accordance with the laws of the Federal Republic of Germany.

11.2	Jurisdiction

The place of jurisdiction for all Parties shall be Frankfurt am Main, Federal Republic of Germany. The Administrative Agent and the other Secured Parties, however, shall also be entitled to take legal action against a German Guarantor before any other competent court of law having jurisdiction over the German Guarantor or any of its assets.

SCHEDULE 1
ADDITIONAL GERMAN GUARANTOR ACCESSION AGREEMENT
THIS Additional German Guarantor Accession Agreement (the Accession Agreement) is supplemental to a guarantee dated [●] (the Guarantee) granted by First Solar Holdings GmbH and First Solar GmbH as original German guarantors in favour of JPMorgan Chase Bank, N.A. as administrative agent and certain other secured parties in connection with a State of New York law governed credit agreement dated [●], as amended, restated, supplemented or novated from time to time (the Credit Agreement) between, amongst others, First Solar Inc. as company (the Company), First Solar Manufacturing GmbH and certain other subsidiaries of the Company as borrowers, certain credit institutions as original lenders and the Administrative Agent providing for US$300,000,000 revolving facilities and up to US$100,000,000 additional revolving facilities.
Words and expressions defined in the Guarantee and/or the Credit Agreement have the same meaning when used in this Accession Agreement. In case of any discprepancy, the Credit Agreement shall prevail.
We, [NAME OF ADDITIONAL GERMAN GUARANTOR], hereby become a party to the Guarantee as an Additional German Guarantor under the Guarantee and hereby agree with each other person who is a party to the Guarantee that with effect on and from the date hereof we will be bound by the Guarantee as an Additional German Guarantor with the same force and effect as if we were originally named therein as a German Guarantor and, without limiting the generality of the foregoing, hereby expressly assume all obligations and liabilities of a German Guarantor under the Guarantee. The information set forth in Appendix 1 hereto is hereby added to the information set forth in the Guarantee.
We, [NAME OF ADDITIONAL GERMAN GUARANTOR], hereby represent and warrant that each of the representations and warranties contained in Clause 4 of the Guarantee is true and correct on and as the date hereof as if made on and as of such date.
This Accession Agreement is governed by and shall be construed in accordance with German law.
Place:
Date:

[Acceding Additional German Guarantor]	[the Administrative Agent for itself and for and on behalf of the other Secured Parties]

SIGNATORIES
German Guarantors
First Solar Manufacturing GmbH
By:

/s/ David Brady
David Brady
Authorized Officer (Prokurist)

First Solar Holdings GmbH
By:

/s/ David Brady
David Brady
Authorized Officer (Prokurist)

First Solar GmbH
By:

/s/ David Brady
David Brady
Authorized Officer (Prokurist)

The Administrative Agent
acting for itself and on behalf of the other Secured Parties
By:

/s/ Stefan Kuhm
Stefan Kuhm
Attorney-In-Fact